Exhibit 10.1

PURCHASE AND ASSUMPTION AGREEMENT

by and between

LUMBEE GUARANTY BANK,

as Buyer

and

NEW CENTURY BANK,

as Seller

Dated as of December 20, 2011

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3.5	Consents	15
3.6	Brokerage Fees	15
3.7	Regulatory Conditions	15
3.8	Representations Not Misleading	15

ARTICLE 4	COVENANTS OF SELLER	15

4.1	Reasonable Efforts	15
4.2	Regulatory Approvals	15
4.3	Required Acts of Seller	16
4.4	Prohibited Acts of Seller	17
4.5	Access; Pre-Closing Investigation and Post-Closing Conversion	18
4.6	Untrue Representations	18
4.7	Notice of Adverse Changes, Litigation and Claims	18
4.8	No Disclosure or Negotiation with Others	18
4.9	Notices to Customers	19

ARTICLE 5	COVENANTS OF BUYER	19

5.1	Reasonable Efforts	19
5.2	Regulatory Approvals	19
5.3	Notice of Adverse Changes, Litigation and Claims	19
5.4	Notice to Customers	20
5.5	Use of Name	20

ARTICLE 6	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	20

6.1	Compliance with Representations, Warranties and Agreements	20
6.2	Necessary Corporate Actions	21
6.3	Governmental Approvals	21
6.4	No Litigation	21
6.5	No Material Adverse Change With Respect to the Assets and Liabilities	21
6.6	Consents of Third Parties	21
6.7	Documentation	22

ARTICLE 7	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	22

7.1	Compliance with Representations, Warranties and Agreements	22
7.2	Necessary Corporate Actions	22
7.3	Governmental and Other Approvals	22
7.4	No Litigation	23
7.5	Consents of Third Parties	23
7.6	Documentation	23

ARTICLE 8	SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENT AND OBLIGATIONS; INDEMNIFICATION	23

8.1	Survival	23
8.2	Indemnification by Seller	23
8.3	Indemnification by Buyer	24

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8.4	Limit on Indemnities	25
8.5	Definitions	26

ARTICLE 9	OPERATIONAL AGREEMENTS	26

9.1	Replacement of Customer Check Stock and Debit Cards	26
9.2	Payment of Checks, Drafts, and Orders	26
9.3	Clearing Items	27
9.4	Returned Items	27
9.5	Data Processing	28
9.6	Compliance with Garnishments and Similar Orders	28
9.7	Direct Deposit Arrangements	28
9.8	Continuing Cooperation	28
9.9	Final Statements	28
9.10	Interest Reporting and Withholding	29
9.11	Reserved	29
9.12	Other Items	29
9.13	Safe Deposit Box and Safekeeping Business	29
9.14	Non-Solicitation Agreement	30
9.15	Books and Records	30
9.16	Taxes	31
9.17	Allocation of Purchase Price	31

ARTICLE 10	EMPLOYEE MATTERS	32

10.1	Notice to Employees and Information	32
10.2	Offer of Employment	32
10.3	Non-Assumed Employee; Costs of Termination	33
10.4	Communications	33
10.5	Seller’s Retention of Liabilities	33
10.6	No Third Party Beneficiaries	33
10.7	Non-Solicitation of Employees	33

ARTICLE 11	TERMINATION AND ABANDONMENT	33

11.1	Right of Termination	33
11.2	Notice of Termination	34
11.3	Effect of Termination	34

ARTICLE 12	MISCELLANEOUS	34

12.1	Entire Agreement	34
12.2	Multiple Counterparts	35
12.3	Amendment	35
12.4	Notices	35
12.5	Binding Effect	36
12.6	Governing Law	36
12.7	Attorneys’ Fees and Costs Upon Enforcement	36

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12.8	Severability	36
12.9	Assignability	37
12.10	Rules of Construction	37
12.11	Expenses	37
12.12	Waiver	37
12.13	Specific Performance	37
12.14	Public Disclosure	37
12.15	Confidential Information	38

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PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of December, 2011, by and between LUMBEE GUARANTY BANK, a North Carolina banking corporation with its main office in Pembroke, North Carolina (“Buyer”), and NEW CENTURY BANK, a North Carolina banking corporation with its main office in Dunn, North Carolina (“Seller”).

RECITALS:

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, certain assets associated with two of Seller’s branch offices located at 410 E. Third Street, Pembroke, North Carolina and 720 Harris Avenue Raeford, North Carolina (individually, a “Branch” and collectively, the “Branches”) and to assume certain deposit accounts and related liabilities of Seller associated with the Branches on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:

ARTICLE 1

SALE AND PURCHASE OF CERTAIN ASSETS

AND ASSUMPTION AND TRANSFER OF CERTAIN LIABILITIES

1.1 Sale of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.6) Buyer shall purchase and acquire from Seller and Seller shall sell, convey, assign, transfer and deliver to Buyer all of the right, title, and interest of Seller in and to the following assets associated with the Branches, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever (other than liens for taxes not yet due, referred to herein as “Permitted Liens”), except as otherwise provided in this Agreement (all of which are collectively referred to herein as the “Assets”):

A. All rights of Seller under safe deposit contracts and leases set forth on Schedule 1.1(A) (as such Schedule may be updated in accordance with Section 1.7), for the safe deposit boxes located at the Branches as of the Effective Time (the “Safe Deposit Contracts”);

B. All books, records (including computer records and core system information), files and documentation relating to the Assets and the Liabilities (as defined in Section 1.3), in the form and manner kept by Seller, whether or not in electronic format (the “Records”), including, but not limited to:

(i) Signature cards, orders and contracts between Seller and its depositors, and records of similar character;

(ii) The Safe Deposit Contracts; and

(iii) Account histories;

C. All cash on hand at the Branches as of the close of business on the Closing Date, including vault cash, petty cash, tellers’ cash, cash in automated teller machines, and cash items in the process of collection (collectively, the “Cash on Hand”);

D. All real property, whether owned in fee simple or leased, subleased, or rented by Seller where each of the Branches is located, including any easement, license, or real property right associated therewith, and all improvements to such property purchased, installed, or constructed by or on behalf of Seller and used in connection with the operation or maintenance of each Branch, including, without limitation, buildings, structures, parking facilities, and drive-in teller facilities (collectively the “Real Property”); and

E. all furniture, fixtures, equipment, and other tangible personal property owned or leased by Seller relating to the Branches set forth on Schedule 1.1(E) (collectively, the “Branch Personal Property”), together with all assignable warranties and maintenance and service agreements pertaining to the Branch Personal Property, to the extent such maintenance and service agreements are severable from Seller’s other branches.

Buyer shall succeed to all rights, title, benefits and interests of Seller in and to the Assets as of the Effective Time, and shall be entitled to receive all benefits therefrom as if Buyer had itself acquired such assets. To the extent that any Safe Deposit Contract may not be assigned without the consent of any person which has not been obtained as of Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a default thereof. If any consent applicable to the Safe Deposit Contract is not obtained prior to the Closing, or if any attempted assignment would be ineffective so that Buyer would not in effect acquire the benefit of such rights, then Buyer and Seller shall enter into a commercially reasonable arrangement for Seller to act after the Closing as Buyer’s agent in order to preserve and obtain for Buyer the benefits thereunder, and such commercially reasonable arrangement shall be designed to transfer the economic costs of such benefits to Buyer.

1.2 Assets to be Retained by Seller. Seller shall retain all assets not expressly purchased by Buyer pursuant to Section 1.1 (collectively, the “Excluded Assets”), including, but not limited to:

A. all investment securities owned by Seller relating to the Branches;

B. all other real estate owned by Seller or carried as in substance foreclosures that are associated with the Branches;

C. all loans or participations in loans related to the Branches (the “Loans”), including any loans previously charged-off by Seller;

D. allowance for loan losses on all loans (including the Loans); and

E. all customer and merchant credit card accounts.

1.3 Assumption of Liabilities of Seller. At the Closing, subject to the conditions contained herein, Seller shall transfer and assign to Buyer, and Buyer shall assume, pay for, perform and discharge from and after the Effective Time, as and when due and payable, the following liabilities of Seller associated with the Branches and reflected on the books and records of Seller (all of which are collectively referred to herein as the “Liabilities”):

A. All deposits associated with the Branches and listed on Schedule 1.3A) (as such Schedule may be updated in accordance with Section 1.7) as of the Effective Time (the “Deposits”), together with all rights, duties and obligations of Seller associated therewith, including, but not limited to, the agreements with customers associated with such deposits (the “Deposit Agreements”; the holders of record of the Deposits are hereinafter referred to as the “Depositors”); and

B. All liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Safe Deposit Contracts set forth on Schedule 1.1(A) (as such Schedule may be updated in accordance with Section 1.7).

Buyer shall succeed to and assume all obligations and liabilities of Seller to the extent included in the Liabilities as of the Effective Time, and shall be liable from then and thereafter to pay, discharge and perform all of the Liabilities as if Buyer had itself incurred such obligations and liabilities, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith. For purposes of this Agreement, the term “deposit” shall have the meaning of such term as defined in section 3(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(l).

1.4 Liabilities to be Retained by Seller. Seller shall retain all liabilities or obligations not expressly assumed by Buyer pursuant to Section 1.3 (all of which are collectively referred to herein as the “Retained Liabilities”), including, but not limited to:

A. All liabilities or obligations relating to the Excluded Assets;

B. All real estate taxes on the Branches and the Real Property for calendar year 2011 and all preceding years;

C. All liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings asserted by third parties against Seller and arising, commenced or resulting from the operations of the Branches prior to the Effective Time; and

D. Any environmental liability arising out of or relating to (i) the Real Property, or (ii) in whole or in part with respect to operations, conditions, events, or activities at or any presence or release of hazardous materials migrating from the Real Property, if any such claim, demand or proceeding, or any notice of the foregoing, is made or commenced prior to the Effective Time.

1.5 Purchase Price and Cash Payment.

A. At Closing, a cash payment shall be made by Seller to Buyer in an amount (the “Payment Amount”) equal to (i) the net book value of the Deposits shown on the books and records of Seller as of the Closing Date, less (ii) One Million Eight Hundred Thousand Dollars ($1,800,000) (which amount represents a deposit premium in an amount equal to the excess of $1,800,000 over the net book value of the Real Property and the Branch Personal Property as of the Closing Date), less (iii) an amount equal to all Cash on Hand as of the Closing Date. If the Payment Amount is an amount less than zero, then Buyer shall pay to Seller an amount equal to such negative Payment Amount. If the Payment Amount is greater than zero, then Seller shall pay to Buyer an amount equal to such positive Payment Amount.

B. Seller shall provide to Buyer, within five business days prior to the Closing Date, a preliminary schedule of Closing settlement amounts substantially in the form attached hereto as Exhibit A showing in reasonable detail the calculation of the payments to be made at Closing. For the purposes of this Agreement, “business day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in North Carolina, are authorized or required to close.

C. The Payment Amount due at Closing from Seller to Buyer or from Buyer to Seller, as applicable, pursuant to this Section 1.5 shall be subject to adjustment as provided in Section 1.8.

1.6 The Closing, the Closing Date and the Effective Time. The sale and purchase of the Assets and the assumption of the Liabilities pursuant to this Agreement (the “Closing”) shall occur on the fifth business day following receipt of all necessary regulatory approvals, the expiration of any mandatory waiting periods and the satisfaction or waiver of all conditions precedent set forth in Articles 6 and 7, or such other date as the parties may mutually agree. The Closing shall be held at 10:00 a.m. local time at the offices of Gaeta & Eveson, P.A., 700 Spring Forest Road, Suite 335, Raleigh, North Carolina 27609, unless another place is mutually agreed upon by Buyer and Seller. The date of the Closing is referred to herein as the “Closing Date.” The effective time (the “Effective Time”) shall be 5:00 p.m., local time, on the Closing Date or such other time as Buyer and Seller shall mutually agree, notwithstanding the actual time that the Closing occurs. Buyer and Seller specifically agree that time is of the essence for all purposes with respect to this Agreement and the transactions contemplated hereby.

1.7 Preliminary and Final Lists of Deposits and Safe Deposit Contracts. On or before the 10th day of each month, beginning in January, 2012 and continuing until the Closing Date, Seller shall furnish to Buyer an updated list (each a “Preliminary List”) of the Deposits and Safe Deposit Contracts as of the last day of the preceding month, together with a trial balance for each of the Branches as of the end of such month and the parties will calculate all amounts payable on the Closing Date pursuant to Section 1.5 in accordance with the amounts reflected on the Preliminary List most recently furnished by Seller to Buyer. Within three business days following the Closing Date, Seller shall furnish Buyer with an updated list (the “Final List”) of the Deposits and Safe Deposit Contracts as of the Effective Time, certified by the Chief Executive Officer or Chief Financial Officer of Seller (acting in his or her official capacity, and not individually) to be true and correct as of such date. In addition, Seller shall deliver to Buyer a list of all Safe Deposit Contracts purchased, which list shall be appended to the Bill of Sale, and a list of all Deposits assumed, which list shall be appended to the Assignment and Assumption Agreement. Subject to rights of indemnification pursuant to Article 8, the Final List shall become final and binding on Buyer and Seller five business days after its delivery to Buyer, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in or excluded from such Final List. Seller and Buyer shall use commercially reasonable efforts to resolve any such disagreement during the five business day period after receipt by Seller of any such notice. If the disagreement is not resolved within such five business day period, the Chief Executive Officer of Buyer and the Chief Executive Officer of Seller shall meet or confer to resolve such dispute and cause the Final List to be modified, if appropriate, whereupon the Final List shall become final and binding. When the Final List becomes final and binding, an appropriate settlement payment from Seller to Buyer or from Buyer to Seller, as applicable, will be made, adjusting the Payment Amount, together with accrued interest on the amount of such adjustment calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such settlement payment.

1.8 Adjustments. All amounts prepaid relating to Safe Deposit Contracts or related agreements shall be prorated through the Effective Time, and all rental payments or deposits paid thereon, if any, shall be paid to Buyer. Utility charges, real property taxes and special assessments, personal property taxes, and other ordinary operating expenses of the Branches shall be prorated between Seller and Buyer through the Effective Time such that Seller shall be responsible for all such costs and expenses incurred for periods before the Effective Time and Buyer shall be responsible for all such costs and expenses incurred for periods after the Effective Time.

1.9 Deliveries by Seller at the Closing. At the Closing, Seller shall execute and acknowledge, where appropriate, and deliver to Buyer together with third party consents and releases of liens and security interests when required, certificates and other instruments of sale, conveyance, transfer and assignment relating to all of the Assets, and containing solely warranties consistent with the representations and warranties contained in this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Buyer’s obligations to close hereunder):

A. The Records;

B. The Assets that are capable of physical delivery;

C. A certificate duly executed by an authorized officer of Seller (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (i) the representations and warranties of Seller as set forth in this Agreement are true and correct in all material respects as of the Closing Date; and (ii) Seller has complied in all material respects with all covenants contained in Article 4 and its other agreements set forth herein ;

D. A certificate duly executed by the Secretary of Seller (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify (i) the due adoption by the board of directors of Seller and Seller’s parent corporation, New Century Bancorp, Inc., of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; and (ii) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the transaction contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Seller;

E. All documents, contracts, certificates, instruments, keys and records necessary or appropriate to transfer the safe deposit and safekeeping businesses related to the Safe Deposit Contracts;

F. In addition to other information described in this Agreement regarding the Deposit accounts being transferred to Buyer and the related Depositors, a list, certified by an authorized officer of Seller (acting in his or her official capacity, and not individually), setting forth all (i) garnishments, similar court orders, tax liens and orders of any governmental entity, (ii) “stop-payment” orders or instructions of deposit customers, (iii) Depositors as to whom Seller has received a “back-up withholding” order from the Internal Revenue Service or any state or other taxing authority, and (iv) other “holds,” in either case as to which Seller has received notice and which are in effect with respect to particular Deposit accounts or outstanding checks or other items on the business day immediately preceding the Closing Date, together with an identification of the Deposit account and/or check or other item to which they apply and the terms thereof;

G. If the Payment Amount is an amount greater than zero, Seller shall pay to Buyer at Closing an amount equal to such positive Payment Amount in immediately available funds (such payment to be made at a time no later than 2:00 p.m., North Carolina time, on the Closing Date);

H. A bill of sale in the form of Exhibit B hereto by which Seller transfers the Assets to Buyer and an assignment and assumption agreement in the form of Exhibit C hereto by which Seller assigns the Liabilities to Buyer and Buyer assumes the Liabilities from Seller;

I. All personnel records and employee files with respect to all Assumed Employees (as defined in Section 10.2);

J. A special warranty deed along with such other instruments of transfer as shall be necessary or desirable to effect Seller’s conveyance to Buyer of good and marketable title to the Real Property in fee simple;

K. A list all recurring automated clearing house and Fed wire direct deposit or automatic draft or payment arrangements that are tied by agreement or other standing arrangement to any of the Deposits; and

L. Copies in writing of required consents of governmental bodies and third parties described in Section 2.5 below.

1.10 Deliveries by Buyer at the Closing. At the Closing, Buyer shall execute, acknowledge and deliver to Seller, in recordable form as appropriate, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Seller’s obligations to close hereunder):

A. An executed assignment and assumption agreement in the form of Exhibit C hereto by which Buyer assumes the Liabilities;

B. A certificate duly executed by an authorized officer of Buyer (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (i) the representations and warranties of Buyer as set forth in this Agreement are true and correct in all material respects as of the Closing Date and (ii) Buyer has complied in all material respects with all covenants contained in Article 5 and its other agreements set forth herein;

C. A certificate duly executed by the Secretary of Buyer (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Buyer and Buyer’s parent corporation, if any, of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, the consummation of the transactions contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Buyer, and (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby on behalf of Buyer; and

D. If the Payment Amount is an amount less than zero, Buyer shall pay to Seller at Closing an amount equal to such negative Payment Amount, in immediately available funds (such payment to be made at a time no later than 2:00 p.m., North Carolina time, on the Closing Date).

1.11 Real Property Matters.

A. At its option and expense, following the date of this Agreement and until the date that is ten business days prior to the Closing Date, Buyer may cause to be conducted (i) a title examination of the Real Property (the “Title Examination”), (ii) a physical survey, zoning compliance review, and structural inspection of any or all of the Real Property and improvements thereon (collectively, the “Property Examination”), and (iii) site inspections, environmental assessments, historic reviews, and regulatory analyses of any or all of the Real Property, together with such other studies, testing and intrusive sampling and analyses as Buyer shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that any investigation or reviews conducted by or on behalf of Buyer shall be performed in such a manner as will not interfere unreasonably with Seller’s normal operations.

If, in the course of the Title Examination, the Property Examination or the Environmental Survey, Buyer identifies one or more “Material Defects” (as defined below), Buyer will give prompt written notice thereof to Seller describing the facts or conditions constituting each such Material Defect.

B. For purposes of this Agreement, a “Material Defect” shall include any of the following:

(i) the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, title imperfection or title irregularity relating to any of the Real Property, which would be listed as an exception on the commitment for Buyer’s title insurance policy on that Real Property and to which Buyer reasonably objects;

(ii) the existence of (a) any zoning or land use restriction, easement, covenant or other restriction or matter of public record or revealed by survey, or (b) any other facts or conditions that constitute a breach of Seller’s representations and warranties contained in this Agreement, relating or with respect to any of the Real Property, in either such case that Buyer reasonably believes will materially and adversely affect its use of that Real Property for the purpose, and in the manner, in which it currently is used by Seller or the value or marketability of that Real Property;

(iii) the existence of any material structural defects or conditions of disrepair in the improvements on any parcel of the Real Property (including any equipment, fixtures or other components related thereto) that would reasonably be expected to adversely affect the value of the Real Property in a manner that would cause Buyer to incur expenses in excess of Seven Thousand Five Hundred Dollars ($7,500) to cure or correct; or

(iv) the existence of facts or circumstances relating to any of the Real Property and indicating that (a) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to that Real Property, or (b) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to that Real Property (including, without limitation, any removal or disposal of materials from the Real Property) which constitutes or would constitute a violation of any Environmental Law or any contract or other agreement between Seller and any other person or entity, as to which, in either such case, Buyer reasonably believes, based on the advice of its legal counsel or other consultants, that, after the Effective Time, Buyer, as the purchaser of that Real Property, could incur costs or become responsible or liable for assessment, removal, remediation, monetary damages (including without limitation any liability to other persons for property damage or personal injury), or civil, criminal or administrative penalties or other corrective action.

C. Following any such notice to Seller, Seller shall, within 30 days, notify Buyer either that (i) Seller will correct the Material Defect to Buyer’s reasonable satisfaction, or (ii) that Seller will not correct the Material Defect. Seller shall have no obligation to correct any Material Defect.

If Seller chooses to correct the Material Defect, completion of all corrective actions to Buyer’s reasonable satisfaction prior to the Effective Time, or Buyer’s reasonable satisfaction with arrangements made by Seller to assure completion of necessary corrective actions following the Effective Time, shall be a condition precedent to Buyer’s obligations under this Agreement.

If Seller chooses not to correct the Material Defect, then, notwithstanding any other provision of this Agreement to the contrary, Buyer shall have the right and option to either (i) accept the Real Property with the Material Defect, or (ii) to terminate this Agreement.

1.12 Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party hereto shall, at the reasonable expense of the requesting party (to the extent of any out of pocket costs incurred), execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any additional financial obligation or liability) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1 Organization and Standing. Seller is a banking corporation, validly existing, and in good standing under the laws of the State of North Carolina, and Seller has full power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it. Seller is an insured depository institution as defined in the Federal Deposit Insurance Act, and all of the Deposits are insured by the Deposit Insurance Fund of the FDIC to the full extent provided by law.

2.2 Execution and Delivery. Seller has all requisite corporate power to enter into this Agreement with Buyer, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has taken all corporate and shareholder action, if any, necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Seller, and each constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws and judicial decisions affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity), and by the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2.3 Compliance with Laws, Permits and Instruments. The Branches have been operated in all material respects in accordance with applicable federal and state laws, rules and regulations. The execution, delivery, and (provided the required regulatory and shareholder approvals, if any, are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the articles of incorporation or bylaws of Seller or any material mortgage, indenture, lease, agreement or other instrument or any material permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule, or regulation applicable to Seller or its properties.

2.4 Litigation. Except as set forth in Schedule 2.4, there are no actions, claims, suits, investigations, or proceedings pending or, to “Seller’s Knowledge” (as defined in Section 12.16 below), threatened (or any basis therefor known by Seller) affecting the Assets or Liabilities at law or in equity, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, that involve any claim not fully covered by insurance. No legal action, suit, or proceeding or judicial, administrative, or governmental investigation is pending or, to Seller’s Knowledge, threatened against Seller that questions or might question the validity of this Agreement or any actions taken or to be taken by Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

2.5 Consents. Other than the approvals described in Section 7.3 and except as set forth on Schedule 2.5, no approval, consent, authorization or action of, or filing or notice with, any governmental body (including any regulatory agency or body) is required on the part of Seller in connection with (a) the execution, delivery or performance by Seller of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Seller of the transactions contemplated hereby.

2.6 Title to and Condition of the Assets. Seller has good and marketable title, free and clear of all security interests, mortgages, encumbrances, pledges, trust agreements, liens, or other adverse claims to any of the Assets other than Permitted Liens. No person or entity other than Seller has any right, title, or interest in and to any of the Assets other than any Permitted Lien. The Branch Personal Property is in good and serviceable condition and repair, reasonable wear and tear excepted. Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer will acquire good and indefeasible title to the Assets, free and clear of any lien, charge, encumbrance, option, or adverse claim other than, in the case of the Real Property, the Permitted Liens. With respect to the Real Property, the term “Permitted Liens” shall include the following (to the extent that the following do not otherwise prohibit the use of the Real Property as a bank branch): (i) easements, (ii) covenants, conditions and/or restrictions, (iii) all matters of public record, (iv) zoning, and (v) all matters which would be revealed by a current and accurate survey of the Real Property, provided, however, that in the case of clauses (i), (ii), and (iii) above, Permitted Liens with respect to any parcel of Real Property shall be limited to matters described in those clauses that are listed on Buyers title insurance commitments referenced in Section 1.11(B)(i) above and described by a specific book and page number in the office of the Register of Deeds in the county in which the Real Property is located; and, provided further, that Permitted Liens shall not include any monetary liens affecting any parcel of the Real Property, other than liens for current year’s taxes which shall be prorated to the date of Closing, and Seller shall pay all other such monetary liens.

2.7 Financial Information. The financial and regulatory information set forth in (i) each of the Consolidated Reports of Condition and Income (“Call Reports”) filed by Seller for the periods ending December 31, 2010, and September 30, 2011, (ii) the unaudited balance sheet and income statement relating to the Branches furnished by Seller to Buyer for the period ending September 30, 2011, and (iii) each trial balance for the Branches furnished by Seller to Buyer pursuant to Section 1.7 as of the end of each month beginning as of December 31, 2011 are, in each case, true and correct in all material respects at such dates.

2.8 Reserved.

2.9 Contracts. There are no agreements, contracts or commitments affecting the Assets to which Seller is a party and that require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness thereof, except for consents that will be provided to Buyer on the Closing Date as set forth on Schedule 2.5.

2.10 Intentionally Omitted.

2.11 No Material Adverse Change With Respect to the Assets and Liabilities. Since September 30, 2011, there has been no Material Adverse Change. “Material Adverse Change”, as used in this Agreement, means (a) any decrease in Deposits by more than 25% in the aggregate, or (b) any condition, event, change or occurrence that, individually or collectively, has or is reasonably likely to have a material adverse effect upon the Assets or the Liabilities in the hands of Buyer or the ability of Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, in the case of clause (b), none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Material Adverse Change with respect to clause (b): (i) any conditions, events, changes or occurrences generally affecting the economy or the credit, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) conditions, events, changes or occurrences arising out of, resulting from, or attributable to acts of sabotage, terrorism, war (whether or not declared), any escalation or worsening of such acts of sabotage, terrorism or war (whether or not declared) threatened or underway as of the date of this Agreement, pandemics, earthquakes, hurricanes, tornados, tsunamis or other natural disaster occurring in the United States or elsewhere in the world, or (iii) conditions, events, changes or occurrences arising out of, resulting from or attributable to changes in law, GAAP or other accounting standards, regulations or principles or any changes in the interpretation of enforcement of any of the foregoing, or changes in regulatory or political conditions.

2.12 Reserved.

2.13 Books and Records. The Records are complete and correct in all material respects and have been maintained accurately in accordance with good business practice in the ordinary course of business. Such books and records have been prepared, to the extent applicable, in accordance with generally accepted accounting principles consistently applied throughout the periods involved (subject to normal year-end adjustments). The books and records accurately present the Liabilities and Assets as of the date hereof and will accurately present the same as of the Closing Date. Seller does not have any liabilities (absolute or contingent) which are material to the Assets or the Liabilities that are not reflected or provided for in the books and records.

2.14 Regulatory Compliance. Seller is an “insured depository institution” as defined in 12 U.S.C. Section 1813(c)(2). Except as disclosed in writing to Buyer, all reports, records and other documents or information involving any of the Assets or the Liabilities or the operation of the Branches that are required to be filed by Seller with any regulatory authority including, without limitation, the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, and the Internal Revenue Service have been duly and timely filed and all information and data contained in such reports, records or other documents is true, accurate and correct in all material respects. Seller has not received written notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. Except as otherwise disclosed in writing to Buyer, Seller has no reason to believe that any condition or fact exists with respect to Seller that would impede or delay receipt of the necessary regulatory approvals with respect to the transactions contemplated by this Agreement.

2.15 Brokerage Fees. Except as disclosed in Schedule 2.15, Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against Seller for any brokerage commission or like payment.

2.16 Employee Matters. Except as disclosed in Schedule 2.16, all Offer Employees (as defined in Section 10.2) have been, or will have been prior to any such employee’s enrollment in Buyer’s group health plan (as that term is defined in section 607 of the Employee Retirement Income Security Act of 1974 (“ERISA”)) pursuant to Section 10.2, covered by one or more group health plans for a period of not less than twelve consecutive months without a 63-day break in coverage. Seller has provided copies of employment files and records with respect to the Offer Employees.

2.17 Safe Deposit Contracts. Each Safe Deposit Contract is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party has breached any provision or is in default of any Safe Deposit Contract.

2.18 Tax Matters.

A. With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer contain or will contain all information and documents (including without limitation properly completed IRS Forms W-9) necessary to comply with all information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under the Internal Revenue Code of 1986, as amended (the “Code”).

B. All Tax Returns (as defined below) required to be filed on or before the Closing Date (taking into account any properly and timely filed extensions) by Seller with respect to any Taxes (as defined below) payable in respect of the Assets or Liabilities, and any interest paid or received by Seller on the Deposits or Liabilities, have been or will be timely filed with the appropriate governmental body in all jurisdictions in which such Tax Returns are required to be filed. All Taxes owed by Seller with respect to the Assets or Liabilities have been or will be paid when due whether or not shown on such applicable Tax Return. There are no claims, assessments, levies, administrative proceedings or lawsuits pending, or to Seller’s Knowledge, threatened by any taxing authority with respect to the Assets or Liabilities; and no audit or investigation of any Tax Return of Seller with respect to the Assets or Liabilities is currently underway, or to Seller’s Knowledge, threatened.

C. As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Seller is required to pay, withhold or collect. As used in this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns (including Form 1099s) relating to, or required to be filed in connection with, any Taxes relating to the Assets or Liabilities, including information returns or reports with respect to backup withholding and other payments to third parties.

2.19 Representations Not Misleading. No representation or warranty by Seller contained in this Agreement or in any other agreement or document delivered to Buyer in accordance herewith, including the Schedules and Exhibits hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization and Standing. Buyer is a banking corporation, validly existing, and in good standing under the laws of the State of North Carolina, and Buyer has full power and authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it. Buyer is an insured depository institution as defined in the Federal Deposit Insurance Act, and all of its deposits are insured by the Deposit Insurance Fund of the FDIC to the full extent provided by law.

3.2 Execution and Delivery. Buyer has all requisite corporate power to enter into this Agreement and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has taken all corporate action (and shareholder action, if any) necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity) and by the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

3.3 Compliance with Laws, Permits and Instruments. The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Articles of Incorporation or Bylaws of Buyer or any material mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Buyer or its properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for filings required in order to obtain the required regulatory approvals, as described in Section 6.3.

3.4 Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to “Buyer’s Knowledge” (as defined in Section 12.16 below), threatened (or any basis therefor known by Buyer) against Buyer that questions or might question the validity of this Agreement or any actions taken or to be taken by Buyer pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

3.5 Consents. Other than the approvals described in Section 6.3, no approval, consent, authorization or action of, filing with, any governmental body or other third party is required on the part of Buyer in connection with (a) the execution, delivery or performance by Buyer of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Buyer of the transactions contemplated hereby.

3.6 Brokerage Fees. Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against Buyer for any other brokerage commission or like payment.

3.7 Regulatory Conditions. The only regulatory applications that Buyer is required to file and have approved to permit it to consummate the transactions contemplated hereby are the approvals of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. Buyer has not received written notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. Buyer is not aware of any facts, and has no reason to believe that any condition or fact exists with respect to Buyer, that would materially delay or prevent Buyer from obtaining regulatory approval with respect to the transactions contemplated hereby.

3.8 Representations Not Misleading. No representation or warranty by Buyer contained in this Agreement, and no statement made by Buyer contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE 4

COVENANTS OF SELLER

4.1 Reasonable Efforts. Seller agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

4.2 Regulatory Approvals. Seller shall use commercially reasonable efforts to obtain all regulatory approvals required to be obtained by Seller, if any, in connection with the transactions contemplated by this Agreement at the earliest practicable time. Seller shall promptly, but in no event later than 5 business days after receipt of a request by Buyer, furnish Buyer with all information concerning Seller reasonably required for inclusion in any application or statement required by law to be made by Buyer to or filed by Buyer with any governmental body in connection with the transactions contemplated by this Agreement, and Seller represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Seller shall otherwise cooperate with Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

4.3 Required Acts of Seller. Prior to the Closing, Seller shall, with respect to the Branches, unless otherwise permitted in writing by Buyer:

A. Operate the Branches in the ordinary course of business;

B. Use all commercially reasonable efforts to preserve its business organization intact and to retain its present customers, depositors and Offer Employees;

C. Act in a commercially reasonable manner to preserve or attempt to preserve its goodwill;

D. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business associated with the Branches, except such obligations as Seller may in good faith reasonably dispute;

E. Maintain all Real Property and Branch Personal Property in its current operating condition and repair, ordinary wear and tear excepted, as reasonably necessary to preserve the value of the Assets and Liabilities;

F. Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion as reasonably necessary to preserve the value of the Assets and Liabilities;

G. Timely file all reports required to be filed with governmental authorities (including regulatory authorities) and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits subject only to permitted extension periods;

H. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable with respect to the Assets and Liabilities subject only to permitted extension periods and to good faith disputes and protests;

I. Withhold from each payment made to each of the Offer Employees (as defined in Article 10) the amount of all Taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and, when necessary in Seller’s opinion, implement, policies, procedures and practices regarding the identification, monitoring, classification and treatment of Assets and Liabilities in accordance with prudent banking practices;

K. Cooperate with and reasonably assist Buyer in assuring the orderly transition of the business of the Branches with respect to the Assets and Liabilities to Buyer from Seller; and

L. On or prior to the Closing Date, Seller shall pay in full all production, incentive, performance or annual bonus to Assumed Employees that have been earned through the Closing Date or that directly relate to achievement of employee goals.

4.4 Prohibited Acts of Seller. Prior to the Closing, Seller shall not, without the prior written consent of Buyer:

A. Introduce any new material method of management or operation of the Branches;

B. Increase the rate of compensation of any Offer Employee or enter into any employment contracts with any Offer Employee, or increase the permanent staffing levels at any Branch (excepting the temporary assignment of roving tellers and the like);

C. Take any action that would reasonably be likely to result in a Material Adverse Change;

D. Default with respect to any provision of any insurance policy now or hereafter in effect relating to the Branches;

E. Enter into any transaction affecting any Asset or Liability other than in the ordinary course of business;

F. Change the fees charged for any existing deposit accounts or other banking services at the Branches in any material respect, except in the ordinary course of business and consistent with past practices and competitive conditions;

G. Prior to March 31, 2012, introduce any new deposit products at the Branches;

H. Offer any deposit products or other services at the Branches with terms, rates or conditions that are materially different from the terms, rates or conditions on deposits being offered by other financial institutions in the relevant market areas (which shall not include any deposit products available in such market exclusively through the Internet) except in the ordinary course of business, and consistent with past practices, competitive conditions, or the movement of interest rates generally;

I. Sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Assets or Liabilities, or enter into any agreement with respect to any such transaction;

J. Cause or permit the transfer to or from the Branches to or from Seller’s other operations of any fixed assets or any deposit accounts included in the Liabilities, provided, however, that Seller may transfer deposit accounts to or from Seller’s other branch or offices upon a request of the depositors not solicited by Seller; or

K. Acquire or dispose of any fixed assets with respect to the Branches, except for replacement of furniture, furnishings and equipment and normal maintenance and refurbishing in the ordinary course of business of the Branches.

4.5 Access; Pre-Closing Investigation and Post-Closing Conversion. Prior to the Closing, upon prior written notice of at least two business days by Buyer, Seller shall afford the officers and authorized representatives of Buyer access to the Branch properties and the books and records of Seller pertaining to the Assets and Liabilities and Offer Employees in order that Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the Assets and Liabilities, sufficient to verify whether any Material Adverse Change may have occurred, and the satisfaction of the conditions precedent to Buyer’s obligations described in Article 6. Seller agrees at any time, and from time to time, to furnish to Buyer as soon as reasonably practicable, any additional information pertaining to the Assets and Liabilities and Offer Employees as Buyer may reasonably request. In addition, Seller shall provide Buyer reasonable access to the Branches for a mutually agreeable period of time preceding the Closing Date for the purpose of making preparations for systems conversion after the Closing Date. Buyer agrees to conduct its investigations hereunder during normal business hours of Seller (or at such other times as may be mutually agreed) and in a manner which does not unreasonably interfere with the normal operations of Seller.

4.6 Untrue Representations. Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact, event, or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement (except that with respect to those representations and warranties specifically made as of an earlier date, only if such representation or warranty was untrue as of such earlier date) or that results in Seller’s failure to substantially comply with any material covenant, condition or agreement contained in this Agreement.

4.7 Notice of Adverse Changes, Litigation and Claims. Seller shall promptly notify Buyer in writing if Seller becomes aware of (i) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation against Seller affecting, or reasonably expected to affect, the Branches, if such litigation or potential litigation might, in the event of an unfavorable outcome, result in a Material Adverse Change, or (ii) any change that has occurred or has been threatened (or any development that has occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Seller that is or may reasonably be expected to result in a Material Adverse Change.

4.8 No Disclosure or Negotiation with Others. Seller shall not disclose, and shall use commercially reasonable efforts to prevent the disclosure of, any of the terms or conditions hereof to any other person except for disclosure required by appropriate regulatory authorities and disclosure on a “need to know” basis to Seller’s directors, officers, employees, agents, advisors, representatives, and affiliates (subject to Sections 12.14 and 12.15), and as long as this Agreement shall remain effective, Seller shall not, directly or indirectly, or through any of its affiliates, nor shall it knowingly permit any of its officers, directors, employees, shareholders, representatives or agents to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or discuss or negotiate with, or provide any information to, any corporation, partnership, limited liability company, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, partner, employee or other authorized representative of Buyer or such affiliate or associate) concerning any sale of or similar transaction involving any portion of the Assets or the Liabilities, or any other possible transaction which would materially impair or otherwise interfere with the consummation of the transactions contemplated hereby. Seller shall promptly cease and cause to be terminated any current negotiations conducted with any parties other than Buyer with respect to the acquisition or purchase of any portion of the Assets or the Liabilities.

4.9 Notices to Customers.

A. Buyer and Seller agree to jointly mail or cause to be jointly mailed to each of the Depositors, each holder of a safe deposit box domiciled at the Branches and to such other customers as may be required by applicable law, such notice of the contemplated transfer of the Assets and the Liabilities as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law.

B. Buyer and Seller shall share equally the costs and expenses incurred in complying with this Section 4.9.

ARTICLE 5

COVENANTS OF BUYER

5.1 Reasonable Efforts. Buyer agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

5.2 Regulatory Approvals. Buyer shall use commercially reasonable efforts to obtain all regulatory approvals required to be obtained by Buyer in connection with the transactions contemplated by this Agreement at the earliest practicable time. Buyer shall promptly, but in no event later than 5 business days after receipt of a request by Seller, furnish Seller with all information concerning Buyer reasonably required for inclusion in any application or statement required by law to be made by Seller to or filed by Seller with any governmental body in connection with the transactions contemplated by this Agreement, and Buyer represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Buyer shall otherwise cooperate with Seller in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

5.3 Notice of Adverse Changes, Litigation and Claims. Buyer shall promptly notify Seller in writing if Buyer becomes aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement or that results in Buyer’s failure to comply with any covenant, condition or agreement contained in this

Agreement, or (ii) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation, against Buyer if such litigation might impede, delay or prevent consummation of the transactions contemplated by this Agreement.

5.4 Notice to Customers.

A. Buyer and Seller agree to jointly mail or cause to be jointly mailed to each of the Depositors, each holder of a safe deposit box domiciled at the Branches and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets and the Liabilities as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law.

B. Buyer and Seller shall share equally the costs and expenses incurred in complying with this Section 5.4.

5.5 Use of Name. It is understood that Seller is not transferring to Buyer any right, title or interest in or to, or any right or license to use, Seller’s name in connection with the Assets or Liabilities or otherwise. Accordingly, Buyer shall not use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with Seller, or any sign, display or similar material of Seller or any banking or other forms, stationery, passbooks, checks, traveler’s checks, cashier’s checks, manager’s checks or similar banking material of Seller or bearing Seller’s name or other similar marks or identification (except to the extent necessary to conduct business operations and with Seller’s prior consent following Closing, and then only if Seller’s name, marks or identification are obliterated from such material, and such material is clearly identified as that of Buyer), or any proprietary material of Seller including, without limitation, operating manuals, training manuals and public relations, explanatory or advertising materials. No agency relationship exists between the parties hereto. At no time, whether before or after the Closing Date, shall Buyer transact any business in the name of Seller or in any way hold itself out as the actual or apparent agent of Seller; provided that nothing in this Section 5.5 will be construed to limit Buyer’s right to use Seller’s name, marks, banking materials or similar identification in connection with actions permitted or contemplated by Article 9.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

6.1 Compliance with Representations, Warranties and Agreements. The representations and warranties made by Seller in this Agreement or in any schedule delivered to Buyer pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Seller shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

6.2 Necessary Corporate Actions. Seller shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, including any requisite shareholder’s approval, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

6.3 Governmental Approvals. Buyer shall have received approvals, acquiescences or consents from all necessary governmental agencies and authorities to the transactions contemplated by this Agreement, including but not limited to the approvals of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks, for Buyer to acquire the Assets and assume the Liabilities, and all applicable waiting periods shall have expired or otherwise been terminated; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that would result in a Material Adverse Change, or a material adverse effect on the consummation of the transactions contemplated hereby, or that Buyer’s management believes, in its reasonable discretion and good faith judgment, would (i) be materially burdensome on Buyer or (ii) substantially reduce the benefit of the transactions contemplated by this Agreement. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority by formal proceedings.

6.4 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the Assets or the Liabilities once acquired by Buyer, (c) impose material limits on the ability of Buyer to consummate this Agreement, or the transactions contemplated hereby, (d) if this Agreement, or the transactions contemplated hereby, is consummated, subject Buyer or any officer, director or employee of Buyer to criminal penalties or to civil liabilities, or (e) otherwise materially and adversely affect the business of the Branches or the Assets or Liabilities. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

6.5 No Material Adverse Change With Respect to the Assets and Liabilities. There shall have been no Material Adverse Change since September 30, 2011.

6.6 Consents of Third Parties. Seller shall have obtained all consents of third parties in form and substance reasonably satisfactory to Buyer, necessary to consummate the transactions contemplated by this Agreement.

6.7 Documentation. The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Seller shall conform to the provisions of this Agreement or otherwise be reasonably satisfactory in all respects to Buyer.

6.8 Title to Real Property. There shall have been no change in the status of Seller’s title to any of the Real Property as reflected in Buyer’s title insurance commitments referenced in Section 1.11(B)(i) above after the dates of those commitments, nor shall there have been any material change in the physical condition of the Real Property or any improvements thereon (including any equipment, fixtures or other components related thereto) after completion of the Property Examination.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Seller.

7.1 Compliance with Representations, Warranties and Agreements. The representations and warranties made by Buyer in this Agreement or in any schedule delivered to Seller pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Buyer shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

7.2 Necessary Corporate Actions. Buyer shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

7.3 Governmental and Other Approvals. Seller shall have received approvals, acquiescences or consents from all necessary governmental agencies and authorities, if any, to the transactions contemplated by this Agreement, including but not limited to the approval of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks, for Buyer to acquire the Assets and assume the Liabilities, and all applicable waiting periods shall have expired or otherwise been terminated; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that would result in a material adverse effect on the consummation of the transactions contemplated hereby. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority or by any other third party by formal proceedings.

7.4 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) if this Agreement, or the transactions contemplated hereby, is consummated, subject any officer, director or employee of Seller to criminal or civil liability, or (c) impose material limits on the ability of Seller to consummate this Agreement, or the transactions contemplated hereby. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

7.5 Consents of Third Parties. Buyer shall have obtained all consents of third parties in form and substance reasonably satisfactory to Seller, necessary to consummate the transactions contemplated by this Agreement.

7.6 Documentation. The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Buyer shall conform to the provisions of this Agreement or otherwise be reasonably satisfactory in all respects to Seller.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

AGREEMENT AND OBLIGATIONS; INDEMNIFICATION

8.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing Date and shall continue thereafter for a period of three years after the Closing Date. Such representations and warranties shall not be affected by, and shall remain in full force and effect notwithstanding, any investigation at any time made by or on behalf of any party hereto or any information any party may have with respect thereto. All of the post–closing covenants contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the date on which all such covenants are satisfied.

8.2 Indemnification by Seller. Seller agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless Buyer and each of its Insiders (as defined in Section 8.5) from and against, and shall reimburse Buyer and its Insiders with respect to, any and all Losses (as defined in Section 8.5) imposed on, incurred by or asserted against Buyer or its Insiders (or any of them) in any way relating to or arising from or out of:

A. A material breach of or material inaccuracy in any representation or warranty of Seller contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby;

B. Ownership or operation of the Branches and its businesses and properties prior to the Effective Time;

C. Liabilities of Seller that are not expressly assumed by Buyer under this Agreement, including the Retained Liabilities;

D. A material breach of any covenant of Seller or the failure of Seller to perform any agreement, covenant or obligation of Seller contained in this Agreement or in any other agreement or document executed pursuant to this Agreement;

E. Any Taxes, including interest and penalties, required to be paid by Seller or its successor, which relate to Seller’s business or assets at or prior to the Effective Time; and

F. Claims or causes of action by any individual who is or was an officer or employee of Seller involving compensation, benefits or other employment matters, or events or circumstances that occur, while such person was an officer or employee of Seller prior to the Effective Time.

Any claim for indemnification shall be applicable to each covenant or representation independently, irrespective of whether such claim is consistent with any other covenant or representation contained in this Agreement, except for those matters disclosed on Schedule 4.7, which disclosure shall be deemed given with respect to each covenant and representation to which it is relevant.

8.3 Indemnification by Buyer. Buyer hereby agrees, effective as of the Closing, to pay, and to indemnify, save and hold harmless Seller and each of its Insiders from and against, and shall reimburse Seller and its Insiders with respect to, any and all Losses imposed on, incurred by or asserted against Seller or its Insiders (or any of them) in any way relating to or arising from or out of:

A. A material breach of any statement, representation or warranty of Buyer contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby;

B. Liabilities of Seller that are expressly assumed by Buyer under this Agreement;

C. A material breach of any covenant of Buyer or the failure of Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any other agreement or document executed pursuant to this Agreement,

D. Any Taxes, including interest and penalties, required to be paid by Buyer or its successor, which relate to the Assets or Liabilities after the Effective Time; and

E. Except as otherwise expressly provided in this Agreement, employment claims related to events or circumstances that occur after the Closing Date by any Assumed Employee (as defined in Section 10.2).

Any claim for indemnification shall be applicable to each covenant or representation independently, irrespective of whether such claim is consistent with any other covenant or representation contained in this Agreement.

8.4 Limit on Indemnities. Notwithstanding any other provision hereof, the rights of any party to be indemnified shall be subject to the following limitations:

A. The indemnifying party shall pay claims arising by virtue of claims asserted by third parties against the indemnified party hereunder when a claim against the indemnified party has been established by a final, non-appealable judgment in litigation or by settlement consented to in writing by Seller and Buyer;

B. In the event that any third party shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto or its Insider of the kind for which such party or its Insider is entitled to indemnification under Sections 8.2A or 8.3A, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party, reasonably satisfactory to the indemnified party, to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within ten (10) Business Days after receipt of such notice of any such demand, claim, or lawsuit, then the indemnified party shall have the option to retain counsel and conduct the defense of such demand, claim, or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim, or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party, and shall enter into only such settlement as the indemnifying party shall approve in advance in writing (the indemnifying party’s approval shall be implied if it does not respond within ten (10) calendar days of its receipt of the notice of such settlement offer);

C. Notwithstanding anything contained herein to the contrary, in no event shall any party hereto be liable for lost profits or for any indirect, special, consequential, incidental, exemplary or punitive damages, including lost profits or lost revenues arising out of a breach of this Agreement, even if advised at the time of the breach of the possibility of such damages;

D. To the extent any claim for indemnification brought under this Agreement involves a claim of one party against the other, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations. A party shall give the other party written notice of any dispute not resolved in the normal course of business;

E. Notwithstanding any other provision in this Agreement, the indemnifying party shall not be obligated to defend, indemnify, and hold harmless the other party and its Insiders for breaches of representations and warranties unless and until the aggregate amount of damages incurred by such other party and its Insiders for all such breaches as to which they are entitled to indemnification from the indemnifying party exceeds an amount equal to $10,000 (the “Threshold”), in which event the indemnifying party thereafter shall be obligated to defend, indemnify, and hold harmless the indemnified party and its Insiders from and against all such damages incurred by the indemnified party and its Insiders, including damages included in reaching the Threshold; provided, however, that the indemnifying party shall not be obligated to indemnify the indemnified party for breaches of representations and warranties resulting in damages in excess of a maximum amount equal to the sum of $500,000; and

F. The indemnifying party shall not be liable for any claim covered by the indemnities under Sections 8.2A or 8.3A unless the indemnifying party has been promptly notified in writing of such claim prior to the third anniversary of the Closing Date. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such three-year period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such three-year period shall cease and no indemnity shall be made therefor.

8.5 Definitions. For the purposes of this Article 8, the term “Insiders” means the officers, directors, representatives, and agents of a business entity, and the term “Losses” means damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including, without limitation, reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind except as otherwise limited herein.

ARTICLE 9

OPERATIONAL AGREEMENTS

9.1 Replacement of Customer Check Stock and Debit Cards. The parties will use reasonable efforts to develop procedures (i) that will cause checks drawn on Seller’s form of check stock against Deposits that are received after the Effective Time to be cleared through Buyer’s then current clearing procedures and (ii) to provide for the delivery of new debit cards by Buyer and the orderly processing of debit card transactions.

9.2 Payment of Checks, Drafts, and Orders. After the Effective Time, Buyer agrees (i) to pay in accordance with applicable law, the Deposit agreements and customary banking practice all properly payable checks, drafts and withdrawal orders properly drawn by Depositors and properly presented to Buyer, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by Buyer under this Agreement are sufficient to permit the payment thereof (after taking into account any overdraft protection rights of the Depositors under arrangements with Buyer), and (ii) in all other respects to discharge, in accordance with applicable law, the depository agreements and customary banking practice in the usual course of its banking business, all duties and obligations of Seller with respect to the balances due and owing to the Depositors. Except as described in Section 9.3 below, if any of the Depositors shall demand payment from Seller for all or any part of any Deposit, Seller shall not be liable or responsible for making such payment.

9.3 Clearing Items. During the 45-day period following the Closing Date, if any checks, drafts or other debit items on a Deposit account are presented to or received by Seller through the banking system, Seller will make provisional settlement to the presenting institution for any such debit item and will deliver such checks and other items on such Deposit to Buyer no later than the next business day after receipt thereof, and Buyer will reimburse Seller for such provisional settlement within three business days. Upon timely presentation to Buyer, Buyer will assume all responsibility for such items (except for such items that have not been handled by Seller in accordance with applicable law or regulation, or with ordinary care), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of items.

During the 60-day period following the Closing Date, if any automated clearing house or other automatic credits or deposits to a Deposit account are received by Seller through the banking system, Seller shall accept any such credit item and pay the amount thereof to Buyer no later than the next business day. During the 60-day period following the Closing Date, if any automated clearing house or other automatic debits from a Deposit account are received by Seller through the banking system, Seller will make provisional settlement thereof no later than the next business day after receipt thereof, and Buyer will reimburse Seller for such provisional settlement within three business days.

Seller shall provide to Buyer each day an electronic listing of all debit and credit items received and settled for that day as described in this Section 9.3, and Seller and Buyer shall cooperate to establish reasonable procedures for content and transmittal of those daily listings and for payments to each other of amounts due under this Section 9.3 by credit to the deposit accounts established as described in Section 9.12 below.

Upon the expiration of such 45-day period (and with respect to automated clearing house or other automatic credits or debits to a Deposit account, upon expiration of a 60-day period), Seller may cease forwarding to Buyer checks and other debit items against the Deposit accounts and return them to the originators marked “Account Closed,” and may cease accepting any such credit items. During the 60-day period, Seller and Buyer agree to cooperate to communicate with Customers and automated clearing house originators in an effort to avoid the continuing presentment of debit and credit items to Seller and to establish reasonable procedures for the handling of any such debit or credit items following the transitional time periods set forth in this Section 9.3, so as to avoid, to the extent practicable, the return of any Customer’s debit or credit items and the resulting inconvenience or harm to that Customer.

9.4 Returned Items. Buyer agrees, no later than the start of the second business day after demand by Seller, to pay to Seller an amount equivalent to the amount of any uncollected item included in a Depositor’s balance on the Closing Date that is timely returned to Seller within 60 days after Closing as not collected; provided, however, that Buyer shall have no obligation to pay Seller for any such returned item if the item was returned late to Seller or if Seller otherwise has to right to reject or refuse to accept the return. Buyer shall be required to make such payment for an item only up to the balance of any funds on deposit with Buyer and any balance available to the customer under any overdraft plan the Depositor has with Buyer at the time Seller makes the demand as aforesaid.

9.5 Data Processing. Following the receipt of all required regulatory approvals, Seller shall provide reasonable cooperation to Buyer in converting the current data processing activities of the Branches with respect to the Assets and Liabilities to Buyer’s data processing system to the extent necessary to facilitate the transfer of the Assets and Liabilities to Buyer. As soon as practicable at the request of Buyer after receipt of all required regulatory approvals, Seller shall deliver to Buyer, at Buyer’s expense, a list of the Deposits (customer names, addresses and tax identification numbers, current balances and maturities of all certificates of deposits), grouped by deposit type, and original or duplicate copies (including electronic copy, magnetic tape, disc storage, card forms and printed copy) and upon Closing shall deliver all customer information files and customer records, ACH items, application files, machine operating and application software, full documentation of all application and processing routines, and any other documentation in the possession of Seller and necessary to the orderly operation and conversion to Buyer’s system of the Branches’ data processing operations to the extent necessary to facilitate the transfer of the Assets and Liabilities to Buyer.

9.6 Compliance with Garnishments and Similar Orders. After the Effective Time, Buyer will comply in all material respects with any and all garnishments, similar court orders, tax liens and order of any governmental entity, and any “stop-payment orders or instructions of deposit customers, as to which Seller has notified Buyer as provided in Section 1.9 above and which are in effect with respect to the Deposits, and Buyer will not pay any Deposits in violation of such garnishments, orders or tax liens of which it has received notice or otherwise take any actions not permitted pursuant thereto or pursuant to applicable law.

9.7 Direct Deposit Arrangements. Seller will use reasonable efforts to transfer to Buyer on the Closing Date all of those automated clearing house and Fed wire direct deposit or automatic draft or payment arrangements that are tied by agreement or other standing arrangement to the Deposits.

9.8 Continuing Cooperation.

A. On and after the Closing Date, Seller shall cooperate with Buyer regarding the Assets, Liabilities and Retained Liabilities, as reasonably requested by Buyer from time to time. This cooperation may include executing documents and instruments to vest in Buyer full legal and equitable title to the Assets and Liabilities and researching processed items in connection with the Assets and Liabilities

B. On and after the Closing Date, Buyer shall cooperate with Seller regarding the Excluded Assets, Retained Liabilities and Liabilities, as reasonably requested by Seller from time to time. This cooperation may include executing documents and instruments to relieve and discharge Seller from its obligations with respect to the Liabilities and making Assumed Employees available on a reasonable basis to assist in Seller’s defense against Retained Liabilities.

9.9 Final Statements. Seller will render a final statement to each Depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller’s business. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements unless such final statement is made as of a date that would ordinarily carry such periodic fees or blanket charges.

9.10 Interest Reporting and Withholding. Seller shall be responsible for all tax information reporting and filing requirements (including Forms 1099 and 5498 reporting), and all tax withholding requirements (including remittances and reporting), as to all interest paid or withheld, and contributions received, by Seller on or before the Closing Date with respect to the Deposit accounts (including IRA and Keogh Plan Deposits accounts), without regard to when any such reporting, filings or remittances are required to be made. Buyer shall be responsible for information reporting and filing requirements and all tax withholding requirements as to all interest paid or withheld, and contributions received, by Buyer following the Closing Date with respect to the Deposit accounts (including IRA and Keogh Plan Deposit accounts) transferred to Buyer.

9.11 Reserved.

9.12 Other Items. After the Effective Time, Seller agrees to deliver immediately, but in no event later than 2 business days after receipt by Seller, to Buyer (i) any collected funds accepted by Seller for credit to any account included in the Deposits, (ii) any refunds or reimbursements of prepaid expenses included in the acquired Assets for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by Seller, and (iii) any written notices or correspondence received by Seller relating to the Deposits. Buyer shall pay to Seller immediately, but in no event later than 2 business days after receipt by Buyer, any refunds or reimbursements of accrued expenses for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by Buyer. Notwithstanding the foregoing provisions of this Article 9, each of Seller and Buyer shall as soon as practicable following the Closing establish demand deposit accounts in favor of the other, and shall credit such accounts with any amounts payable to the other pursuant to this Article 9. The party in whose favor such account is established shall be entitled to draw upon such account by wire transfer at any time. All amounts shall be credited on or before the time that such amounts would otherwise be payable pursuant to the applicable section of this Article 9. Each of Buyer and Seller shall maintain the accounts so established for a period of 90 days after the Closing Date.

9.13 Safe Deposit Box and Safekeeping Business. From and after the Effective Time, Buyer agrees to assume and discharge, in the usual course of banking business, the duties and obligations of Seller with respect to all safe deposit boxes associated with any Safe Deposit Contracts assumed by Buyer pursuant to this Agreement, and to maintain all necessary facilities for the use of such boxes by the renters thereof during the period for which such persons have paid rent therefor in advance to Seller, subject to the provisions of the rental agreements between Seller and the respective renters of such boxes. From and after the Closing, Buyer shall assume, honor, and discharge the duties and obligations of Seller with respect to all safekeeping items obtained from Seller pursuant to such assumed Safe Deposit Contracts and shall be entitled to any right or benefit thereafter. At the Closing, Seller shall provide Buyer with a true and correct list of all Safe Deposit Contracts with respect to the Branches in effect as of the Closing Date that Buyer assumes hereunder, together with the rentals or other amounts paid on such Safe Deposit Contracts and the expiration dates of such Safe Deposit Contracts.

9.14 Non-Solicitation Agreement. For and in consideration of the purchase by Buyer of the Assets and the assumption of the Liabilities, the payment of the Premium and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of 12 months following the Closing Date, Seller will not solicit the banking business of any current customers of the Branches whose banking business or any part thereof is transferred to Buyer as part of the Assets or Liabilities pursuant to the terms of this Agreement. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Buyer will be irreparably damaged if the provisions of this Section 9.14 are not specifically enforced. Accordingly, Buyer shall be entitled to an injunction restraining any violation of this Section 9.14 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.

9.15 Books and Records; Deposit Histories.

A. Buyer shall allow Seller and its authorized agents and representatives to inspect any of the Records for any proper purpose during regular business hours after the Closing Date upon reasonable notice to Buyer (which notice shall specify the purpose of such inspection), and Seller may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable; provided, however, that all information, including copies of books and records, obtained by Seller from Buyer pursuant to this Section 9.15 shall be and remain confidential information known to Seller or otherwise contained in Seller’s books and records. Buyer shall maintain all material books and records relating to the Assets and the Liabilities for a period that is not less than the greater of (i) the period required by applicable law, rule or regulation or (ii) 3 years from the Closing Date.

B. In the case of any dispute with or inquiry by a customer whose Deposit or other account is transferred to Buyer pursuant to this Agreement, which dispute or inquiry relates to the servicing of or transactions affecting such Deposit or other account prior to the Closing, at Buyer’s request Seller will cooperate with Buyer by researching the account history and transactions and provide to Buyer the appropriate information regarding the Deposit account or transactions, together with copies of pertinent documents or instruments, necessary to permit Buyer to respond to the customer within ten business days following Buyer’s request and in a manner consistent with standard banking practices and customs. Seller shall be entitled to charge Buyer, or any other appropriate party, reasonable and customary fees in connection with any such account history and transaction research, which fees shall be in accordance with its standard customer fee schedule for such services.

9.16 Taxes. Buyer shall be responsible for the payment of all taxes (including transfer taxes), recording fees, Uniform Commercial Code filing fees and the like arising as a result of the purchase of the Assets; except that Seller shall pay for revenue stamps required on deeds transferring the Real Property to Buyer, and Buyer shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction or its operation of the Branches. Seller shall cooperate with Buyer in Buyer’s efforts to minimize all taxes and fees payable by Buyer, if any, as a result of the transactions contemplated by this Agreement, provided that Seller can do so without incurring any out-of-pocket costs or expenses or additional tax liability.

9.17 Allocation of Purchase Price. The purchase price of the Assets and Liabilities hereunder shall be allocated on an allocation schedule to be agreed to by Buyer and Seller prior to the Closing. Within 60 days after the Closing, Seller shall prepare an IRS Form 8594 reflecting the allocation of the purchase price as agreed to by Seller and Buyer and shall submit such Form 8594 to Buyer for review. Buyer shall inform Seller in writing of any disagreements with the amounts allocated on Form 8594 within 45 days after receipt. Buyer and Seller agree that they will not take, nor will they permit any affiliated person to take, for income tax reporting purposes a position inconsistent with such allocation.

9.18 Actions With Respect to IRA and Keogh Plan Deposit Liabilities. Seller shall (i) resign as of the Effective Time as the Trustee/Custodian of each IRA Deposit and as the Trustee/Custodian of each Keogh Plan Deposit of which it is the Trustee/Custodian, if any, (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan, appoint Buyer as successor Trustee/Custodian of each such IRA or Keogh Plan, and (iii) deliver to the grantor or named fiduciary of each such IRA or Keogh Plan, respectively, such notice of the foregoing as is required by the documentation governing such IRA or Keogh Plan.

In the event that the documentation governing Seller’s IRA or Keogh Plans do not permit Seller to appoint Buyer as successor Trustee/Custodian, then prior to the Closing Date Seller and Buyer will cooperate in an effort to obtain any required approval or consent of each individual grantor or named fiduciary of the Plan to the appointment of Buyer as successor Trustee/Custodian. In the event that an approval or consent necessary for Buyer to become successor Trustee/Custodian of an IRA or Keogh Plan is not obtained, Seller will retain that Plan and the Deposit associated with that Plan. Buyer agrees to act as successor Trustee/Custodian of the IRA or Keogh Plans as to which it is appointed by Seller as described above and to assume all duties of Seller under the agreements relating to those Plans.

With respect to each IRA or Keogh Plan Deposit transferred to Buyer, on the Closing Date Seller shall provide to Buyer a listing of the balances of those Deposits as of December 31, 2011, and, with respect to any IRA or Keogh Plan Depositor who was age 70 1/2 on December 31, 2011, or who will attain age 70 1/2 during 2012, Seller will provide to Buyer a listing of those Depositors’ required minimum distributions from their accounts during 2012 simultaneous with reporting that information to the Depositors.

ARTICLE 10

EMPLOYEE MATTERS

The parties shall follow the following procedure in dealing with employees of the Branches regarding employment after the Closing:

10.1 Notice to Employees and Information. With respect to all employees of Seller affiliated with the Branches (the “Branch Employees”), as soon as reasonably practicable after the signing of this Agreement, Seller shall notify each Branch Employee that Seller and Buyer have entered into an agreement with respect to Buyer’s acquisition of the Assets and Liabilities.

10.2 Offer of Employment. Buyer currently intends to employ those Branch Employees listed on Schedule 10.2 (the “Offer Employees”) in substantially their then current positions with substantially the same remuneration and benefits generally equivalent to current levels; provided, however, that nothing herein shall (i) obligate Buyer to employ any Offer Employee or consider any other Branch Employee for employment, (ii) require Buyer to provide any Assumed Employee (as defined below) the same remuneration or benefit levels as such Assumed Employee’s remuneration or benefits immediately prior to the Closing Date, or (iii) prohibit Buyer from terminating any Assumed Employee for any reason. No later than 30 days prior to the Closing Date, Buyer shall give Seller written notice (the “Decline Notice”) as to which, if any, of the Offer Employees will not be offered employment by Buyer. Any Offer Employees that are listed on the Decline Notice shall not be offered employment by Buyer. No later than 10 days prior to the Closing Date, Buyer will offer employment to the Offer Employees other than those identified in the Decline Notice. Buyer shall permit each Offer Employee who accepts employment with Buyer (each an “Assumed Employee”) to participate in the same health, vacation, and other benefits as Buyer provides to its other employees who are in positions that are substantially the same as those occupied by the respective Assumed Employees in their employment with Buyer, provided that Buyer shall not be obligated to make any contribution to any plan or program on behalf of any of such Branch employees, with respect to any period prior to the Closing. Buyer shall not be obligated to provide any Assumed Employee with credit for service with the Seller or any of its affiliates for purposes of participation, vesting or qualification under any of Buyer’s benefit plans and programs (including without limitation its vacation and other paid leave programs). Pre-existing condition restrictions of Buyer’s health plan shall be waived with regard to the Assumed Employees; provided, however, that to the extent a pre-existing exclusion applied to such Assumed Employee under Seller’s health plan, such pre-existing condition exclusion shall continue to apply under Buyer’s health plan. For purposes of determining each Assumed Employee’s vacation benefit with Buyer for the year in which the Effective Time occurs under Buyer’s vacation program, any vacation taken by an Assumed Employee while employed with Seller preceding the Closing Date for the year in which the Effective Time occurs will be deducted from the total buyer vacation benefit for which such Assumed Employee is eligible for such year under Buyer’s vacation program. Except as provided above, after the Closing Date Assumed Employees will be employed on an at-will basis by Buyer as newly-hired employees subject to Buyer’s normal employment policies and procedures. Buyer shall not be liable for any claims that any Branch employee may have against Seller and Buyer may request a release from each Assumed Employee with respect thereto.

10.3 Non-Assumed Employee; Costs of Termination. Seller shall be solely responsible for the management, reassignment, relocation or termination of any Branch employees that are not Assumed Employees, and Seller shall pay any and all costs (including, without limitation, severance pay and accrued vacation pay) associated with termination of any Branch employee, other than the Assumed Employees, who is terminated by Seller.

10.4 Communications. Seller shall coordinate all communications to Branch employees, after consultation with Buyer; provided, however, this Section 10.4 shall not be construed to require Buyer and Seller to act jointly at any time.

10.5 Seller’s Retention of Liabilities. Seller shall retain all liabilities and obligations (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, vision, health, disability and retirement benefits), for any claims incurred by any Branch employee prior to the Effective Time. Buyer shall not at any time assume any liability for the benefits of any Branch employee under any of Seller’s benefit plans. Seller shall be responsible for providing any Branch employee whose “qualifying event,” within the meaning of section 4980B(f)(3) of the Code, occurs on or prior to the Effective Time (and such Branch Employee’s “qualified beneficiaries” within the meaning of section 4980B(g)(1) of the Code) with the continuation of group health coverage required by section 4980B(f) of the Code under the terms of the health plan maintained by Seller.

10.6 No Third Party Beneficiaries. Nothing in this Article 10 is intended, nor shall it be construed, to confer any rights or benefits upon any person other than Buyer and Seller, including any rights to be employed or respecting the terms and duration of employment.

10.7 Non-Solicitation of Employees. From the date of this Agreement until the Closing Date, Seller shall not (a) terminate any Offer Employee, except for cause, or (b) relocate, or agree to relocate, any Offer Employee to another branch or office of Seller or any affiliate of Seller unless Buyer has notified Seller that such Offer Employee has declined or intends to decline Buyer’s offer of employment. From and after the Effective Time, and for a period of twelve months after the Closing Date, Seller and its respective successors and assigns shall not directly or indirectly hire any Assumed Employee, without the prior consent of Buyer, unless such Assumed Employee’s employment was terminated by Buyer.

ARTICLE 11

TERMINATION AND ABANDONMENT

11.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing as follows, and in no other manner:

A. By the mutual written consent of Seller and Buyer;

B. By either Buyer or Seller, if the Closing has not occurred within ninety (90) calendar days following receipt of all necessary regulatory approvals and the expiration of any mandatory waiting period or such other date as Seller and Buyer shall agree in writing as necessary to accommodate the data conversion, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

C. By either Buyer or Seller if (i) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to complete such transactions, or (ii) if either party reasonably determines in good faith after consultation with outside counsel that there is substantial likelihood that any requisite regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable for the terminating party to proceed with the transactions contemplated by this Agreement;

D. By Buyer if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, Buyer that, in the good faith judgment of Buyer, after consultation with outside counsel and Seller, makes it inadvisable to proceed with such transaction;

E. By Seller if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, Buyer that, in the good faith judgment of Seller, after consultation with outside counsel and Buyer, makes it inadvisable to proceed with such transaction;

F. By Buyer if any Material Adverse Change with respect to the Assets or Liabilities has occurred since September 30, 2011;

G. By either Buyer or Seller in the event of a material breach by the other of any representation, warranty or agreement contained herein, or the failure of any condition to a party’s obligation to consummation the transaction, that is not cured or cannot be cured within 30 days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this provision shall not relieve the breaching party of liability for such breach; or

H. By Buyer as provided in Section 1.11 of this Agreement.

11.2 Notice of Termination. The power of termination provided for by Section 11.1 may be exercised only by a notice given in writing, as provided in Section 12.4.

11.3 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 11.1, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except for (a) liability of a party for expenses pursuant to Section 12.11, and (b) the provisions of Section 12.15 shall remain applicable.

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement. This Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

12.2 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

12.3 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by each party hereto.

12.4 Notices. Any and all notices and other communications required or permitted to be given under this Agreement by any party hereto to the other party may be delivered personally or by overnight courier service or sent by mail, electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective upon the earlier of actual receipt or (a) in the case of mail, upon the earlier of actual receipt or 3 business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (b) in the case of overnight courier service, one business day after delivery to such courier service with instructions to deliver the next business day. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 12.4. All communications must be in writing and addressed as follows:

If to Seller:	New Century Bank
700 West Cumberland Street
Dunn, NC 28334
	Attn:	William L. Hedgepeth II
President and Chief Executive Officer
		Email Address:	billh@newcenturybanknc.com
		Facsimile No.:	(910) 897-2469

With a Copy to:	Gaeta & Eveson, P.A.
700 Spring Forest Road
Suite 335
Raleigh, NC 27609
	Attn:	Todd H. Eveson
		Email Address:	teveson@banklawnc.com
		Facsimile No.:	(919) 518-2146

If to Buyer:	Lumbee Guaranty Bank
403 East Third Street
Pembroke, NC 28372
	Attn:	Larry R. Chavis
President and Chief Executive Officer
		Email Address:	LarryRChavis@lumbeeguarantybank.com
		Facsimile No.:	(910) 521-6102

With a Copy to:	Ward and Smith, P.A.
1001 College Court
P.O. Box 867
New Bern, NC 28563-0867
	Attn:	William R. Lathan, Jr.
		Email Address:	wrl@wardandsmith.com
		Facsimile No.:	(252) 672-5477

12.5 Binding Effect. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

12.6 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

12.7 Attorneys’ Fees and Costs Upon Enforcement. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

12.8 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.9 Assignability. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 12.9 shall be void and of no effect.

12.10 Rules of Construction. All sections referred to herein are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

12.11 Expenses. Seller shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses and application fees), and Buyer shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses, data processing conversion fees, and application fees), in connection with this Agreement and the consummation of the transactions contemplated hereby.

12.12 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. No party to this Agreement shall by any act (except by a written instrument signed by the party to be charged) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. Neither failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

12.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12.14 Public Disclosure. Seller and Buyer will consult with each other regarding the content of any press release or other public disclosure concerning this transaction (including any notice or instructions given to the customers of the Branches) and obtain the prior written approval of the other party hereto; provided, however, that notwithstanding anything else contained in this Section 12.14, Seller and Buyer shall be permitted to make any public disclosure or governmental filings as its counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations.

12.15 Confidential Information. Except as may be required by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Sections 6.3 and 7.3, Seller and Buyer will treat as confidential any information related to the transactions described herein obtained from the other party. Seller and Buyer will use such information, and not disclose it to others, except their employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the transactions proposed herein. The term “information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known by the public, (b) was available on a nonconfidential basis from a source other than Seller or Buyer or (c) was independently acquired or developed without violating any laws or obligations under this Agreement. In the event of termination of this Agreement, each party shall redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. Notwithstanding the return of such documents, work papers and other materials, each party shall be bound by the obligations of confidentiality set forth herein for a period of two (2) years following the effective date of the termination of this Agreement.

12.16 “Knowledge.” As used in this Agreement, the terms “Seller’s Knowledge” and “Buyer’s Knowledge” shall mean the actual knowledge of any of their respective executive officers after reasonable and due inquiry)

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUYER:

LUMBEE GUARANTY BANK

By:	/s/ Larry R. Chavis
Larry R. Chavis
President & Chief Executive Officer

SELLER:

NEW CENTURY BANK

By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II
President & Chief Executive Officer